Calculation of Filing Fee Tables
S-3
DiaMedica Therapeutics Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares, no par value per share	Other	8,606,425	$ 4.55	$ 39,159,233.75	0.0001531	$ 5,995.28
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 39,159,233.75		$ 5,995.28
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 5,995.28
Offering Note
[1]	(1) Estimated solely for the purpose of calculating the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933 based on $4.55 per share, which represents the average of the high and low sales prices of the registrant's common shares on July 30, 2025 as reported on The Nasdaq Capital Market. (2) The registrant will not receive any proceeds from the sale of its common shares by the selling shareholders.